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                                                                    EXHIBIT 10.1

SouthTrust Bank, N.A.
One Georgia Center
600 West Peachtree Street
Atlanta, Georgia 30308

September 10, 2001

Mr. David Gamsey
Senior Vice President and Chief Financial Officer
Innotrac Corporation
6655 Sugarloaf Parkway
Duluth, Georgia 30097

Dear David:

Please accept this letter as evidence of SouthTrust's agreement to your request that we amend section 2.1(a) of the Amended and Restated Loan and Security Agreement between Innotrac Corporation, as Borrower, and SouthTrust Bank, as Lender, as it relates to the "Margin Requirement", to reflect that advances shall be made without being subject to such "Margin Requirement". It is further understood and agreed that, in consideration of SouthTrust agreeing to provide this amendment, Innotrac agrees that the Debt/Tangible Net Worth Covenant set forth in section 12.1 of the Amended and Restated Loan and Security Agreement shall be amended to provide that "Borrower shall have at all times a Leverage ratio of not more than 1.50:1".

It is our intention to document such amendments at a later date, however, in the interim we are providing this letter as evidence of our agreement of the amendments. It is further understood that the remaining terms and conditions of the Amended and Restated Loan and Security Agreement shall remain unchanged.

Please sign below indicating your acceptance of the terms of this letter, and return it to me, to validate our agreement.

Please let me know if you need anything further.



Sincerely,

/s/ Noble
Noble Jones
Vice President

ACCEPTANCE: /s/ David L. Gamsey
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DATE: 9/24/01
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